FOR IMMEDIATE RELEASE

MERRIMAN CURHAN FORD REPORTS NASDAQ NOTICE --
PLANS TO MODIFY WARRANTS AND RETURN TO COMPLIANCE

SAN FRANCISCO – November 25, 2009 – Merriman Curhan Ford Group, Inc. (NASDAQ: MERR) today announced that it has been notified by the NASDAQ Stock Market that the company is not currently in compliance with NASDAQ listing rules.  NASDAQ has requested that the company submit a plan by December 4, 2009 to regain compliance.

The company raised $10.2 million in its oversubscribed Series D Preferred Stock strategic transaction which resulted in an increase in total assets from $13.6 million at June 30, 2009 to $19.1 million at September 30, 2009.  A full ratchet antidilution provision contained in the warrants issued in this transaction resulted in the company reporting a non-cash warrant liability of approximately $26 million, in accordance with Generally Accepted Accounting Principles (GAAP).  As a result, the company reported a stockholders’ deficit (negative stockholders’ equity) in its Form 10-Q for the quarter ended September 30, 2009.  The company no longer satisfies the requirements of NASDAQ Listing Rule 5550(b).  (For additional information, please see the Current Report on Form 8-K filed with the Securities and Exchange Commission today.)

If the full ratchet provision were removed from the warrants, subject to the consent of the warrant holders, the warrants would be accounted for as equity without an allocation to warrant liability.  Merriman Curhan Ford Group, Inc. has already had positive discussions with a number of the large holders of Series D Preferred Stock and the associated warrants described above.  These discussions involve modifying the warrants to eliminate the full ratchet provision.  If the warrant holders agree to such modification, the company believes that it will be able to successfully return to a positive stockholders’ equity balance sufficient to comply with NASDAQ listing requirements.  The company believes that it will be successful in this effort.

About Merriman Curhan Ford

Merriman Curhan Ford (NASDAQ: MERR) is a financial services firm focused on fast-growing companies and the institutions that invest in them. The company offers high-quality investment banking, equity research, institutional services and corporate & venture services, and specializes in five growth industry sectors: CleanTech, Consumer, Media & Internet, Health Care, Natural Resources and Technology.  For more information, please go to www.mcfco.com.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties.  This release does not constitute an offer to sell or a solicitation of offers to buy any securities of the Company. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K/A filed on April 30, 2009 and our Form 10-Q filed on November 16, 2009 . Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should,"," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. The Form 10-K/A filed on April 30, 2009 and Form 10-Q filed on November 16, 2009, together with this press release and the financial information contained herein, is available on our website by going to www.mcfco.com and clicking on "Investor Relations."

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At the Company:
Henry Tang
Chief Financial Officer
Merriman Curhan Ford & Co.
(415) 262-1353